Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

June 27, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Nepia, Inc.

Shenzhen, China

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form Form 10-K, Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Nepia, Inc. of our report dated June 22, 2012, relating to the financial statements of Nepia, Inc., as of and for the periods ending March 31, 2012 and 2011, and for the period from August 9, 2010 (date of inception) to March 31, 2012.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan